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Exhibit 99.1

CONTACT:	Thomas T. Hendrickson Chief Administrative Officer and Chief Financial Officer The Sports Authority 720-475-2293	Investor/Press Relations: Chad A. Jacobs/Megan McDonnell Integrated Corporate Relations, Inc. 203-222-9013

SPORTS AUTHORITY ANNOUNCES THIRD QUARTER 2003 RESULTS
AND UPDATES FISCAL YEAR 2004 GUIDANCE

Englewood, CO, December 2, 2003—The Sports Authority, Inc. (NYSE:TSA), today announced results for its third quarter ended November 1, 2003 and updated fiscal year 2004 guidance.

  •
  Third quarter comparable store sales increased 1.7%

  •
  Diluted EPS of $0.17, excluding merger integration costs, compares to analyst consensus estimates of $0.14

  •
  Loss of $0.31 per share, including merger integration costs

  •
  Fiscal year 2004 EPS guidance increased to a range between $2.55 and $2.60 per fully diluted share, excluding merger integration costs

On August 4, 2003, Gart Sports Company and The Sports Authority, Inc. announced that they had completed a merger of equals. The results for the third quarter of 2003 represent the performance of the new, consolidated company, while the year ago results reflect Gart Sports Company on a stand-alone basis. The results for the nine months include the combined company for the third quarter and stand-alone results for Gart Sports Company for the first six months. This compares to the prior year when Garts Sports Company was a stand-alone company.

Third quarter net loss of $7.7 million, or $0.31 per share, includes the effect of after-tax, merger integration costs of $12.1 million, or $0.50 per share. Excluding merger integration costs, third quarter net income was $4.4 million, or $0.17 per fully diluted share, compared with $0.11 per fully diluted share in the prior year's quarter, as reported by the former Gart Sports Company on a stand-alone basis.

Total sales for the 13 weeks ended November 1, 2003 increased 143% to $552.5 million compared with $227.8 million in the prior year's third quarter as reported by the former Gart Sports Company on a stand-alone basis. Third quarter comparable store sales for the combined company increased 1.7% from last year's combined company results.

Net income for the 39 weeks ended November 1, 2003, including the effect of after-tax, merger integration costs of $13.0 million, or $0.76 per fully diluted share, and income related to non-recurring events and a related tax benefit, of $1.9 million or $0.11 per fully diluted share, totaled $1.8 million, or $0.10 per fully diluted share. Excluding these items, year to date net income was $12.9 million or $0.75 per fully diluted share compared with $0.82 per fully diluted share in the prior year's comparable period as reported by the former Gart Sports Company on a stand-alone basis.

Total sales for the 39 weeks ended November 1, 2003 increased 43% to $1,048.5 million compared with $734.4 million in the prior year's 39 weeks as reported by the former Gart Sports Company on a stand-alone basis. Year to date comparable store sales decreased 1.3%, which represents a year-over-year comparison of the combined company results for the third quarter and the former Gart Sports Company on a stand-alone basis for the first six months.

Doug Morton, Vice Chairman and Chief Executive Officer of The Sports Authority stated, "We are pleased with our third quarter results as they reflect the progress we have made in integrating the operations of the two companies. Our sales results were driven by strong sales in active sportswear and outdoor categories, as well as continued improvement in team sports and exercise related hard goods. In addition, our store inventories continue to be well-managed as evidenced by levels that are approximately two-percent lower than the prior year's combined levels, on a per square foot basis."

Mr. Morton concluded, "We are pleased with the pace and the progress of our merger integration process and look forward to further leveraging the strengths of our recently combined companies. We remain encouraged about the prospects for our new company as we move ahead with a stronger operating platform for growth."

The Company is forecasting sales in the fourth quarter to be approximately $720 million and earnings to be between $1.04 and $1.06 per fully diluted share based upon fully diluted shares of 26.3 million. For fiscal year 2003, the Company expects earnings to be between $2.06 and $2.08 per fully diluted share based upon fully diluted shares of 19.6 million. All earnings estimates are exclusive of merger integration costs.

The Company's earnings per share guidance for fiscal year 2004 has been revised upwards to a range between $2.55 and $2.60 per fully diluted share. All earnings estimates are exclusive of merger integration costs. The Company is forecasting sales to be approximately $2.6 billion for fiscal year 2004.

To supplement our condensed consolidated statements of operations presented on a basis in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we have disclosed additional non-GAAP measures of net income and earnings per share adjusted to exclude merger integration costs and certain other non-recurring costs and income we believe appropriate to enhance an overall understanding of our financial performance (see income statement table following). These adjustments to our GAAP results are made with the intent of providing a more complete understanding of the underlying operational results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with GAAP.

As disclosed above in this release, none of the forecasted pro forma fully diluted earnings per share amounts include merger integration costs. While we estimate that we will incur additional merger integration costs ranging from $11.4 to $14.5 million, after tax, from now through the fiscal period ending July 31, 2004, we are unable to predict, with a high degree of certainty, the timing or magnitude of these merger integration costs by fiscal quarter or fiscal year. Consequently, we are unable to provide a reconciliation of the forecasted pro forma fully diluted earnings per share amounts, for the periods described above, to the most comparable financial measure calculated in accordance with GAAP, fully diluted earnings per share including tax effected merger integration costs. The forecasted pro forma fully diluted amounts were calculated without consideration of tax effected merger integration costs.

The Sports Authority, headquartered in Englewood, CO, is one of the nation's largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of December 1, 2003, The Sports Authority operates 389 stores in 45 states under The Sports Authority®, Gart Sports®, Sportmart® and Oshman's® names. The Company's e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, a joint venture with AEON Co., Ltd. operates "The Sports Authority" stores in Japan under a licensing agreement.

(tables to follow)

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in Gart's and The Sports Authority's filings with the Securities and Exchange Commission. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the specific market areas of Gart and The Sports Authority, consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general, and in the companies' specific market areas, unseasonable weather and those risks generally associated with the integration of the companies. There can be no assurance that the companies will be integrated successfully or without unanticipated costs or that anticipated synergies or other benefits will be realized. The companies assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

	13 Weeks Ended		39 Weeks Ended
	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002
Net sales	$552,534	$227,762	$1,048,480	$734,443
Cost of goods sold, buying, and occupancy	405,818	170,795	773,484	547,963

Gross profit	146,716	56,967	274,996	186,480
Gross profit %	26.6%	25.0%	26.2%	25.4%
Operating expenses:
Selling, general and administrative expenses	135,610	53,016	247,315	162,920
Selling, general and administrative expenses %	24.5%	23.3%	23.6%	22.2%
Merger integration costs	19,677	—	21,354	—
Store pre-opening expenses	426	291	996	664

Operating (loss) income	(8,997)	3,660	5,331	22,896
Non-operating income (expense):
Interest	(3,855)	(1,542)	(8,005)	(6,658)
Other income	309	191	2,828	630

(Loss) income before income taxes	(12,543)	2,309	154	16,868
Income tax benefit (expense)	4,892	(912)	1,643	(6,547)

Net (loss) income	$(7,651)	$1,397	$1,797	$10,321

(Loss) earnings per share:
Basic	$(0.31)	$0.12	$0.11	$0.88

Diluted	$(0.31)	$0.11	$0.10	$0.82

Basic weighted average shares outstanding	24,408,686	12,076,645	16,059,729	11,734,135

Diluted weighted average shares outstanding	24,408,686	12,755,349	17,189,259	12,563,849

Reconciliation of GAAP measure to pro forma, non-GAAP measure:
Pro-forma results for the 13 weeks ended November 1, 2003, excluding the effect of merger integration costs:	Pro-forma results for the 39 weeks ended November 1, 2003, excluding the effect of merger integration costs and the effect of non-recurring settlements, the associated tax benefit and utilizing statutory tax rates:
(Loss) income before income taxes as reported	$(12,543)	$154
Merger integration costs	19,677	21,354
Non-recurring settlements included above	—	(373	)(1)

Pro-forma income before income taxes	7,134	21,135
Income tax expense at statutory tax rates	(2,782)	(8,243	)(2)

Pro forma net income	$4,352	$12,892

Pro forma earnings per share:
Basic	$0.18	$0.80

Diluted	$0.17	$0.75

Basic weighted average shares outstanding	24,408,686	16,059,729

Diluted weighted average shares outstanding	25,601,815 (3)	17,189,259

(1)
Includes a non-recurring expense of $1.5 million, related to the settlement of two wage and hour lawsuits in California, and $1.873 million of non-recurring interest income related to the settlement of a tax dispute with Gart's former parent (Thrifty Payless Holdings, Inc., a subsidiary of RiteAid Corporation).

(2)
Adjusted to exclude a non-recurring tax benefit of $1.674 million related to the settlement of a tax dispute with Gart's former parent (Thrifty Payless Holdings, Inc., a subsidiary of Rite Aid Corporation) and to record tax expense at statutory rates.

(3)
Includes the dilutive effect of stock options and restricted stock, totaling 1,193,129 shares. The dilutive effect was not included to calculate the loss per share under GAAP, because to do so would be anti-dilutive.

	November 1, 2003	February 1, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,274	$10,156
Merchandise inventories	768,722	333,538
Other current assets	142,584	32,798

Total current assets	934,580	376,492
Property and equipment, net	201,024	87,960
Other long-term assets	271,387	75,788

Total assets	$1,406,991	$540,240

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$380,934	$142,025
Other current liabilities	212,839	62,668

Total current liabilities	593,773	204,693
Long-term debt	373,749	121,147
Other long-term liabilities	24,199	15,820

Total liabilities	991,721	341,660

Total stockholders' equity	415,270	198,580

Total liabilities and stockholders' equity	$1,406,991	$540,240

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  Exhibit 99.1
SPORTS AUTHORITY ANNOUNCES THIRD QUARTER 2003 RESULTS AND UPDATES FISCAL YEAR 2004 GUIDANCE